Exhibit (d)(2)(A)

April 22, 2008

LS Cable Ltd.

ASEM Tower, (19-20F) 159

Samsung-dong, Gangnam-gu

Seoul 135-090

Korea

Attention: Mr. Choong-hyun Kim

Ladies and Gentlemen:

You are considering a possible negotiated transaction (the “Transaction”) with Superior Essex Inc. (collectively, with its affiliates, subsidiaries, divisions and its and their predecessors, the “Company”). In connection therewith, the Company is willing to provide you with certain non-public information concerning the Company. You acknowledge that certain of this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration of the foregoing, you agree, and you agree to cause your directors, officers, employees, agents, advisors (including attorneys, accountants, investment bankers, consultants and any representatives of such advisors), potential debt or equity financing sources (provided that such equity financing sources are limited to passive institutional investors who have executed a separate letter agreement with the Company substantially in the form of this letter agreement (a “Permitted Equity Financing Source”)), representatives and affiliates (collectively, “Representatives”), to treat any and all information concerning the Company that is furnished to you or your Representatives (regardless of the manner in which it is furnished) now or in the future by or on behalf of the Company, together with any notes, analyses, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

1. The term “Evaluation Material” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in breach of this letter agreement, (ii) was available to you or any of your Representatives, or has become available to you or any of your Representatives, on a non-confidential basis from a source other than the Company or any of its Representatives; provided, that the source of such information was not believed by you after reasonable inquiry to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, or (iii) you or any of your Representatives independently developed without reference to Evaluation Material or any derivative thereof.

2. You hereby agree that you will, and will cause your Representatives to, (a) use the Evaluation Material solely for the purpose of evaluating and pursuing a Transaction and not for any other purpose, (b) keep the Evaluation Material confidential and (c) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company or as expressly otherwise permitted by the terms hereof; provided, however, that you or your Representatives may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of evaluating the Transaction, (ii) who are informed by you of the confidential nature of such information, and (iii) who are provided with a copy of this letter agreement and agree to act in accordance with its terms as if they were bound hereby or are otherwise bound by a duty of confidentiality. You agree to be responsible to the Company for any breach of this letter agreement by any of your Representatives.

3. Each of the parties agree that it and its Representatives will not disclose, without the prior written consent of the other party, to any other person that the Evaluation Material has been made available to you, that discussions or negotiations are taking or have taken place between the parties concerning the Transaction or any other transaction involving you and the Company, or any of the terms, conditions or other facts with respect thereto (including the status thereof) (the “Discussion Information”), nor will you (or your Representatives) have any communications whatsoever with any other potential purchaser (other than a Permitted Equity Financing Source), concerning the Transaction. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

4. You agree that for a period of eighteen months following the date of this letter agreement, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), who have been provided access to the Evaluation Material or have been made aware of the fact that you are or were considering a Transaction shall solicit to employ or employ (a) any now or then current employee of the Company who has participated in discussions contemplated by this letter agreement, (b) any officer of the Company as of the date hereof or (c) any now or then current employee who became known to you in connection with your evaluation of the Transaction; provided, however, that the foregoing shall not prevent you from (A) making general public solicitations or advertisements in the ordinary course of business not targeted directly or indirectly at employees or officers of the Company or (B) responding to any person who contacts you or your affiliates regarding his or her own employment with you or any of your affiliates on his or her own initiative without any direct solicitation by you or any of your affiliates other than any generalized search or ordinary course practice referred to in clause (A) above.

5. You agree that, for a period ending two years from the date hereof (the “Standstill Period”), neither any Covered Party (as defined below) nor anyone authorized to act on behalf of any such Covered Party will, directly or indirectly, alone or in concert with others, unless in each case specifically requested in writing to do so by the Company (a) acquire, offer to acquire, or agree to acquire, by purchase or otherwise, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 1% of any class of voting securities (including securities convertible into more than 1% of any such class of voting securities) (“Voting Securities”) issued by the Company or material assets of the Company or any subsidiary of the Company constituting 10% or more of the Company’s consolidated assets (measured by fair market value) or providing 10% or more of the revenue of the Company, (b) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries or material assets of the Company or any subsidiary of the Company constituting 10% or more of the Company’s consolidated assets (measured by fair market value) or providing 10% or more of the revenue of the

Company, (c) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used under the Exchange Act) with respect to the Voting Securities of the Company, or advise or seek to influence any person or entity with respect to the voting of, or giving or withholding of proxies with respect to, any Voting Securities of the Company or any of its subsidiaries, (d) seek or propose to influence or control (whether through a “group”, as such term is used in Rule 13d-5 promulgated under the Exchange Act, or otherwise) the management, board of directors, policies or affairs of the Company or any of its subsidiaries, (e) make any request to waive or amend any provision of this paragraph (including this clause), (f) take any action that would reasonably be expected to require the Company to make an announcement to the holders of its securities regarding the possibility of a business combination, merger or other type of transaction described in this paragraph with you and/or your affiliates (provided that, taking any action to comply with the requirements under applicable law, regulation or legal process (including, but not limited to, rules or regulations of any securities exchange or similar regulatory organization) permitted under Section 6 below shall not be deemed to be prohibited by this clause (f)), (g) form, join or in any way participate in a group or act jointly or in concert with others in connection with any of the foregoing, (h) disclose to any person other than your Representatives any intention, plan or arrangement inconsistent with, or prohibited by, any of the foregoing, or (i) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons to do any of the foregoing. Notwithstanding the foregoing (other than clause (f) above), nothing in this letter agreement shall prohibit you from making a one-time non-public proposal to the Company’s board of directors promptly following the completion of the initial due diligence and the meeting with the management (provided that you may make an additional non-public proposal should the Company provide the notification described in the penultimate sentence of the next paragraph and (i) such notification occurs prior to the completion of your meeting with management and (ii) you make such proposal promptly following such notification). The term “Covered Party” shall mean you or any of your affiliates and any Permitted Equity Financing Source.

If the Company has in effect on the date hereof any agreement, or, during the Standstill Period, enters into or amends any agreement, relating to the provision of non-public information to a person or group in connection with a possible acquisition by such person or group of more than 50% of the Company’s Voting Securities through a merger, business combination or other extraordinary transaction (any of the foregoing, a “Business Combination”) and such agreement (a “Third Party Agreement”) includes a shorter time period than the Standstill Period with respect to restrictions on such other party’s acquisitions of the Company’s shares, then the Standstill Period set forth in the preceding paragraph shall expire upon the expiration of such shorter time period commencing from the date of this letter agreement. In such event, the Company agrees to notify you promptly following the earlier expiration of your Standstill Period that the restrictions set forth in the preceding paragraph are no longer applicable to you. If the board of directors of the Company is scheduled to meet prior to May 6, 2008 to consider a bona fide proposalfrom a third party with respect to a Business Combination, the Company shall provide you with notice of such meeting not less than one New York business day prior to such meeting (provided that such notice shall be limited to the fact that the board is considering a bona fide proposal with respect to a Business Combination and shall not include the identity of the third party or any proposed term of the Business Combination or any other information). Any notice required under the immediately preceding sentence shall be made by telephone to Choong-hyun Kim at +82-2-2189-9075 and in writing by electronic and facsimile transmission (with a copy of such electronic and facsimile transaction to your advisors, Cleary Gottlieb Steen & Hamilton LLP (Attention: Victor I. Lewkow (vlewkow@cgsh.com) and Sang Jin Han (shan@cgsh.com); facsimile number: (212) 225-3999) and Macquarie Capital (USA) Inc. (Attention: Charles W. Mills (charles.mills@macquarie.com); facsimile number: (404) 815-3430).

6. In the event that (a) you or any of your Representatives are required to disclose any of the Evaluation Material or (b) either party or any of its Representatives are required to disclose any of the Discussion Information, in each case, by applicable law, regulation or legal process (including, but not limited to, rules or regulations of any securities exchange or similar self-regulatory organization (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process)), the disclosing party will promptly notify the other party by telephone (in the case of the Company, Barbara Blackford at (404) 580-3210, David Aldridge at (404) 725-7630 and Justin Deedy at (770) 335-4538, and, in the case of you, Choong-hyun Kim at +82-2-2189-9075 and in writing by electronic and facsimile transmission so that the other party may seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this letter agreement by the disclosing party or such of its Representatives (it being understood that, in the case of (b) above, once the disclosing party has notified the other party as provided above, nothing herein shall be deemed to prevent the disclosing party from complying with such requirement in a timely manner). Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena that seeks discovery of the Evaluation Material or prevent either party or its Representatives from honoring a subpoena that seeks discovery of Discussion Information if (i) a motion for a protective order, motion to quash and/or other motion filed to prevent the production or disclosure of the Evaluation Material or Discussion Information, as the case may be, has been denied or is not made; provided, however, that you disclose only that portion of the Evaluation Material and either party may disclose only that portion of the Discussion Information which such party’s outside legal counsel advises is legally required and that such party exercises all reasonable best efforts to preserve the confidentiality of the remainder of the Evaluation Material or Discussion Information, as the case may be; or (ii) the Company consents in writing to having the Evaluation Material or the other party consents in writing to having the Discussion Information, as the case may be, produced or disclosed pursuant to the subpoena. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or Discussion Information or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material or Discussion Information.

7. If you determine not to proceed with the Transaction, you will promptly notify the Company of that decision. In that case, or at any time after May 6, 2008 upon the written request of the Company for any reason, you will either (i) promptly destroy all copies of the Evaluation Material in your or your Representatives’ possession or (ii) promptly deliver to the Company at your own expense all remaining copies of the Evaluation Material in your or your Representatives’ possession, except in either case you may retain such copies as required by applicable law or regulation. In addition, you agree promptly to certify in writing to the

Company that you have complied with your obligations under this paragraph. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your and their obligations hereunder and any copy of the Evaluation Material permitted hereunder to be retained will remain subject to this letter agreement for so long as such Evaluation Material is retained.

8. You acknowledge that none of the Company or any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. None of the Company or any of its Representatives shall have any liability or obligation to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties that are made in a final binding written definitive agreement regarding the Transaction between the Company and you (a “Definitive Agreement”), when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. For purposes of this letter agreement, the term “Definitive Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid made by you.

9. Each party understands and agrees that no contract or agreement (or agreement to agree) providing for any Transaction between you and the Company shall be deemed to exist unless and until a Definitive Agreement has been executed and delivered, and each party hereby waives, in advance, any claims (including, without limitation, breach of contract and tortious interference claims) in connection with any Transaction unless and until the Parties shall have entered into a Definitive Agreement. The parties also agree that unless and until a Definitive Agreement has been executed and delivered, neither you nor the Company will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement or any other communication except, in the case of this letter agreement, for the matters specifically agreed to herein. The Company reserves the right at any time, in its sole discretion, for any reason or no reason, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction, terminate discussions and negotiations with you, or refuse to provide any further access to Evaluation Material. Neither this paragraph nor any other provision in this letter agreement can be waived or amended except by explicit written consent of each party hereto. Any attempted waiver or modification in violation of this provision shall be void.

10. It is understood and agreed that no failure or delay by the Company or you in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

11. Each of the parties acknowledges that money damages would not be a sufficient remedy for any breach of this letter agreement by the other party or any of its Representatives and consents to a court of competent jurisdiction entering an order finding that the Company or you, as applicable, has been irreparably harmed as a result of any such breach and to the granting of injunctive relief without proof of actual damages as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by a party or its Representatives of this letter agreement but shall be in addition to all other remedies available at law or equity. Each of the parties agrees to waive, and to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

12. This letter agreement and all disputes or controversies arising out of or related to this letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to any conflicts of law principles which would result in the application of the laws of another jurisdiction.

13. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the Borough of Manhattan in the City of New York for any actions, suits or proceedings arising out of or relating to this letter agreement or the Transaction and agrees (i) not to commence any action, suit or proceeding relating thereto except in such courts, and (ii) to waive any defenses as to personal jurisdiction of such courts over such party. We agree that service of any process, summons, notice or document by facsimile transmission to (770) 657-6479, Attention: Barbara Blackford, (with copy by U.S. registered mail to us at the address set forth above) shall be effective service of process for any action, suit or proceeding brought against us in any such court. You hereby irrevocably designate CT Corporation System (in such capacity, the “process agent”), with an office at 111 Eighth Avenue New York, NY 10011, as your designee, appointee and agent to receive, for and on your behalf service of process in such jurisdiction in any legal action or proceedings with respect to this letter agreement or the Transaction, and such service shall be deemed complete upon delivery thereof to the process agent; provided that in the case of any such service upon the process agent, we shall also deliver a copy thereof to you by facsimile transmission at +82-2-2189-9129, Attention: Choong-hyun Kim (with a copy to Cleary Gottlieb Steen & Hamilton LLP, Attention: Victor I. Lewkow and Sang Jin Han, (212) 225-3999. You shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that you will at all times have an agent for service of process for the above purposes in New York, New York. Each party hereby irrevocably and unconditionally (x) waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in the courts of the State of New York or the United States of America located in the Borough of Manhattan in the City of New York, (y) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and (z) waives, and agrees not to assert in any such court any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise).

14. Except as provided in Sections, 5, 6 and 13, any notice or other communication hereunder shall be sufficient if in writing, and sent by facsimile or electronic transmission to, in the case of the Company, (770) 657-6479, Attention: Barbara Blackford, email: barbara.blackford@spsx.com, or, in your case, +82-2-2189-9129, Attention: Choong-hyun Kim, email: kimch@lscable.com.

15. The provisions of this letter agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

16. This letter agreement represents the entire understanding with respect to the matters contained herein and supersedes all prior agreements, arrangements, and understandings between the parties with respect to such matters.

17. This letter agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument.

18. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company.

19. Except as otherwise provided in paragraphs 4 and 5 hereof, the term of this letter agreement shall be three years (the “Term”), unless otherwise agreed in writing by the mutual agreement between you and the Company. If the Company has in effect on the date hereof any Third Party Agreement, or, during the Term, enters into or amends any Third Party Agreement, and such Third Party Agreement includes a shorter time period than the Term with respect to the requirement that the non-public information provided by the Company under such Third Party Agreement be kept confidential by the recipient of such information thereunder, then the Term set forth in the preceding sentence shall expire upon the expiration of such shorter time period commencing from the date of this letter agreement (provided that paragraph 5 will remain in effect for the Standstill Period, subject to modification in accordance with that paragraph). In such event, the Company agrees to notify you promptly following the earlier expiration of your Term of such expiration.

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Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

SUPERIOR ESSEX INC.

By:	/s/ David S. Aldridge
Name:	David S. Aldridge
Title:	EVP & CFO

Accepted and agreed as of the date first written above:

LS CABLE LTD.

By:	/s/ Choong-hyun Kim
Name:	Choong-hyun Kim
Title:	Senior Vice President